Exhibit 99.3
Joint Filing Agreement
Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them.
Date: May 20, 2009

RONALD S. LAUDER

By:	/s/ Jacob Z. Schuster
Name:	Jacob Z. Schuster, as
Attorney-in-fact

RSL INVESTMENTS CORPORATION

By:	/s/ Jacob. Z. Schuster
Name:	Jacob Z. Schuster
Title:	President, Secretary and Treasurer

RSL INVESTMENT LLC

By:	/s/ Jacob. Z. Schuster
Name:	Jacob Z. Schuster
Title:	Executive Vice President

RSL SAVANNAH LLC

By:	/s/ Jacob. Z. Schuster
Name:	Jacob Z. Schuster
Title:	Executive Vice President